As filed with the Securities and Exchange Commission on November 6, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLORADO GOLDFIELDS INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-0716175 (I.R.S. Employer Identification No.)
10920 West Alameda Avenue, Suite 207
Lakewood, CO 80226
(303) 984-5324
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2008 EMPLOYEE & DIRECTOR
STOCK COMPENSATION PLAN
(Full title of the plan)

Lee R. Rice, Interim Chief Executive Officer
10920 West Alameda Avenue, Suite 207
Lakewood, CO 80226
(303) 984-5324
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price per	aggregate offering	Amount of registration
registered	registered (1)	share	price	fee (1)
Common Stock, $.001	36,000,000	$0.032 (2)	$1,152,000.00	$45.27

(1)	Pursuant to Rule 416(a), this registration statement also covers additional securities that may be offered as a result of stock splits and/or stock dividends.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and equal to the average of the bid and asked price of the Common Stock on the OTC Bulletin Board on November 3, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the 2008 Employee & Director Stock Compensation Plan required by Item 1 of Form S-8 will be sent or given to the pertinent individual(s) as specified by Rule 428 under the Securities Act of 1933, as amended. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. We shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, we shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

2

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:
     A. our Annual Report on Form 10-KSB for the Fiscal Year Ended August 31, 2007, as amended;
     B. all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 since the end of the fiscal year covered by the Registrant’s annual report incorporated by reference herein pursuant to (A) above.
     C. the description of our Common Stock, par value $.001 per share, set forth in our Registration Statement on Form 8-A filed on January 12, 2006, including any amendment or report filed for the purpose of updating such description; and
     D. all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by the laws of the State of Nevada, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.
     The Nevada Revised Statutes allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.
     Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by law. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:
•	any breach of the duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•	violations of certain laws; or

•	any transaction from which the director derives an improper personal benefit.
     Liability under federal securities law is not limited by our Articles of Incorporation.
     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following documents are filed as a part of this registration statement.

Exhibit
Number	Description

4.1	2008 Employee & Directors Stock Compensation Plan.

5	Opinion of Jackson & Kelly, PLLC regarding legality of securities.

23.1	Consent of GHP Horwath, P.C.

23.2	Consent of Manning Elliott LLP

23.3	Consent of Jackson Kelly PLLC (included in the opinion filed as Exhibit 5).
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the Securities Act);
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrants annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lakewood, State of Colorado, on November 5, 2008.

COLORADO GOLDFIELDS INC.
By	/s/ Lee R. Rice
Lee R. Rice
Interim Chief Executive Officer

By	/s/ C. Stephen Guyer
C. Stephen Guyer, Chief Financial Officer &
Principal Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Lee R. Rice Lee R. Rice	Interim Chief Executive Officer & Director	November 5, 2008

/s/ C. Stephen Guyer C. Stephen Guyer	Chief Financial Officer & Director	November 5, 2008

/s/ Beverly E. Rich Beverly E. Rich	Director	November 5, 2008

/s/ Eric O. Owens Eric O. Owens	Director	November 5, 2008

/s/ Norman J. Singer Norman J. Singer	Director	November 5, 2008

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	2008 Employee & Director Stock Compensation Plan.

5	Opinion of Jackson & Kelly, PLLC regarding legality of securities.

23.1	Consent of GHP Horwath, P.C.

23.2	Consent of Manning Elliott LLP

23.3	Consent of Jackson Kelly PLLC (included in the opinion filed as Exhibit 5).